SCHEER, JACKSON, COHEN & SCHOENBERG LLC
                                ATTORNEYS AT LAW

                            3405 PIEDMONT ROAD, N.E.
                                    SUITE 275
                           ATLANTA, GEORGIA 30305-1741

   Thomas L. Cohen                                                TELEPHONE
                                                                  (404) 812-1700
        E-Mail                                                    FACSIMILE
tlcohen@mindspring.com                                            (404) 233-9462

                                  July 25, 2000

Board of Directors
CoffeeAM.com, Inc.
100 Londonderry Court
Suite 112
Woodstock, GA 30188

Dear Directors,

         You have requested my opinion as to the legality of the securities being registered by CoffeeAM.com, Inc. (the "Company") under the Securities Act of 1933, as amended (the "Act"), by filing a registration statement on Form SB-2, relating to the offering of shares of its common stock (the "Shares") as described in the registration statement.

         This opinion letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this opinion letter should be read in conjunction therewith.

         This opinion letter is limited by, and is in accordance with, the January 1, 1992 edition of the Interpretive Standards applicable to Legal Opinions to Third Parties in Corporate Transactions adopted by the Legal Opinion Committee of the Corporate and Banking Law Section of the State Bar of Georgia (the "Interpretive Standards"), which Interpretive Standards are incorporated in this opinion letter by this reference.

         In connection with your request for my opinion, I have reviewed the Company's Articles of Incorporation, Bylaws, resolutions of the Board of Directors of the Company concerning the offering, the registration statement and such other corporate documents as I have considered necessary or appropriate for the purposes of this opinion.

         The opinions set forth herein are limited to the laws of the State of Georgia and applicable federal laws.

         Based upon the foregoing and the limitations and qualifications set forth above, I confirm to you that when the registration statement shall have become effective under the Act, and when the Shares shall have been duly issued and delivered to the purchasers against payment of the consideration for them, the Shares will, when sold, be legally issued, fully paid and non-assessable.

         I consent to the filing of this opinion as an exhibit to the registration statement.

                                            Very truly yours,

                                            s/Thomas L. Cohen

                                            Thomas L. Cohen

                                                                       Exhibit 5

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